CMT Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.



Trustee                            For    Withheld     Percentage For
John J. Brennan         21,670,578,206           0              100.0%
Charles D. Ellis        21,670,578,206           0              100.0%
Emerson U. Fullwood     21,670,578,206           0              100.0%
Rajiv L. Gupta          21,670,578,206           0              100.0%
Amy Gutmann             21,670,578,206           0              100.0%
JoAnn Heffernan Heisen  21,670,578,206           0              100.0%
F. William McNabb III   21,670,578,206           0              100.0%
Andre F. Perold         21,670,578,206           0              100.0%
Alfred M. Rankin, Jr.   21,670,578,206           0              100.0%
Peter F. Volanakis      21,670,578,206           0              100.0%

*  Results are for all funds within the same trust.

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                                For     Abstain    Against    Broker  Percentage
                                                           Non-Votes         For
Market Liquidity Fund
2a                    19,830,917,248          0          0      0         100.0%
2b                    19,830,917,248          0          0      0         100.0%
2c                    19,830,917,248          0          0      0         100.0%
2d                    19,830,917,248          0          0      0         100.0%
2e                    19,830,917,248          0          0      0         100.0%
2f                    19,830,917,248          0          0      0         100.0%
2g                    19,830,917,248          0          0      0         100.0%

Municipal Cash
Management Fund
2a                     1,839,660,958          0          0      0         100.0%
2b                     1,839,660,958          0          0      0         100.0%
2c                     1,839,660,958          0          0      0         100.0%
2d                     1,839,660,958          0          0      0         100.0%
2e                     1,839,660,958          0          0      0         100.0%
2f                     1,839,660,958          0          0      0         100.0%
2g                     1,839,660,958          0          0      0         100.0%